News Release

                                                                        Contact:
                                                                 Karen L. Howard
                            Vice President - Finance and Chief Financial Officer
                                                   Columbus McKinnon Corporation
                                                                    716-689-5550
                                                        karen.howard@cmworks.com
                                                        ------------------------

         COLUMBUS MCKINNON TO EVALUATE STRATEGIC ALTERNATIVES, INCLUDING
                    POSSIBLE SALE, FOR ITS UNIVEYOR BUSINESS

AMHERST, N.Y., January 11, 2008 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced that, although solid progress is being made in advancing the new business model of Univeyor, it has decided to evaluate strategic alternatives, including the potential sale of the business. Columbus McKinnon is currently in the process of selecting a financial advisor to lead the initiative.

Univeyor, which is part of the Company's Solutions segment, is a producer and supplier of both standard and custom-designed products and systems for integrated material handling and logistics applications. For the 12-month period ended September 30, 2007, Univeyor's net sales were $30.1 million representing 58.4% of the Solutions segment net sales of $51.5 million and 5.0% of the Company's total consolidated net sales of $598.4 million. Univeyor primarily sells directly to the end-users of its services and products and is based in Arden, Denmark.


ABOUT COLUMBUS MCKINNON
-----------------------

Columbus McKinnon is a leading worldwide designer,  manufacturer and marketer of
material  handling  products,   systems  and  services,  which  efficiently  and
ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality
provided  by  its  superior  design  and  engineering  know-how.   Comprehensive
information   on   Columbus   McKinnon   is   available   on  its  web  site  at
http://www.cmworks.com.
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SAFE HARBOR STATEMENT
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THIS NEWS RELEASE CONTAINS  "FORWARD-LOOKING  STATEMENTS"  WITHIN THE MEANING OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, STATEMENTS CONCERNING FUTURE REVENUE AND EARNINGS, INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH STATEMENTS, INCLUDING GENERAL ECONOMIC AND BUSINESS CONDITIONS, CONDITIONS AFFECTING THE INDUSTRIES SERVED BY THE COMPANY AND ITS SUBSIDIARIES, CONDITIONS AFFECTING THE COMPANY'S CUSTOMERS AND SUPPLIERS, COMPETITOR RESPONSES TO THE COMPANY'S PRODUCTS AND SERVICES, THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, THE EFFECT OF OPERATING LEVERAGE, THE PACE OF BOOKINGS RELATIVE TO SHIPMENTS, THE ABILITY TO EXPAND INTO NEW MARKETS AND GEOGRAPHIC REGIONS, THE SUCCESS IN ACQUIRING NEW BUSINESS, THE SPEED AT
WHICH SHIPMENTS IMPROVE, AND OTHER FACTORS DISCLOSED IN THE COMPANY'S PERIODIC REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE.


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